UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ____)*


                              EnergySolutions, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   292756 202
                      ------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [_]   Rule 13d-1(b)

            [_]   Rule 13d-1(c)

            [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                   ------------------------------
     CUSIP No. 292756 202             13G                   Page 2
-------------------------------                   ------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          ENV Holdings LLC

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          56-2494655
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                55,003,500
    NUMBER OF       ------------------------------------------------------------
      SHARES            6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   0
       EACH         ------------------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                     55,003,500
                    ------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            55,003,500
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            62.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

-------------------------------                   ------------------------------
     CUSIP No. 292756 202             13G                   Page 3
-------------------------------                   ------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          Lindsay Goldberg & Bessemer G.P. L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          26-0040849
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                55,003,500
    NUMBER OF       ------------------------------------------------------------
      SHARES            6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   0
       EACH         ------------------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                     55,003,500
                    ------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            55,003,500
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            62.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

-------------------------------                   ------------------------------
     CUSIP No. 292756 202             13G                   Page 4
-------------------------------                   ------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          Lindsay Goldberg & Bessemer GP LLC

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          26-0040830
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                55,003,500
    NUMBER OF       ------------------------------------------------------------
      SHARES            6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   0
       EACH         ------------------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                     55,003,500
                    ------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            55,003,500
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            62.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------

-------------------------------                   ------------------------------
     CUSIP No. 292756 202             13G                   Page 5
-------------------------------                   ------------------------------

--------------------------------------------------------------------------------
    1     NAMES OF REPORTING PERSONS
          Lindsay Goldberg & Bessemer L.P.

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          26-0040858
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                                55,003,500
    NUMBER OF       ------------------------------------------------------------
      SHARES            6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                   0
       EACH         ------------------------------------------------------------
    REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON
      WITH:                     55,003,500
                    ------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            55,003,500
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            62.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

      EnergySolutions, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      423 West 300 South, Suite 200,
      Salt Lake City, Utah  84101

ITEM 2(a).  NAME OF PERSON FILING:

      This statement is being filed by each of:

            ENV Holdings LLC
            Lindsay Goldberg & Bessemer L.P.
            Lindsay Goldberg & Bessemer G.P. LP
            Lindsay Goldberg & Bessemer GP LLC

      The shares of Common Stock reported are held directly by ENV Holdings LLC. Lindsay Goldberg & Bessemer L.P. is the sole manager of ENV Holdings LLC. Lindsay Goldberg & Bessemer G.P. LP is the general partner of Lindsay Goldberg & Bessemer L.P. Lindsay Goldberg & Bessemer GP LLC is the general partner of Lindsay Goldberg & Bessemer G.P. LP. Except to the extent of its pecuniary interest therein, each of Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer G.P. LP and Lindsay Goldberg & Bessemer GP LLC disclaims beneficial ownership of these securities.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      630 Fifth Avenue, 30th Floor
      New York, New York  10111

ITEM 2(c).  CITIZENSHIP:

      ENV Holdings LLC is a limited liability company organized under the laws of the State of Delaware. Lindsay Goldberg & Bessemer G.P. LP is a limited partnership organized under the laws of the State of Delaware. Lindsay Goldberg & Bessemer GP LLC is a limited liability company organized under the laws of the State of Delaware. Lindsay Goldberg & Bessemer L.P. is a limited partnership organized under the laws of the State of Delaware.

ITEM 2(d).  TITLE AND CLASS OF SECURITIES:

      Common Stock, par value $0.01 per share

ITEM 2(e).  CUSIP NUMBER:

      292756 202

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [_]   Broker or dealer registered under Section 15 of the Act

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Act

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the Act

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act of 1940

      (e)   [_]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F) (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.     OWNERSHIP.

      With respect to the beneficial ownership of the reporting persons, see Items 5 through 11 of the cover page to this Schedule 13G, which items are incorporated by reference herein.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Shares, check the following [_].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10.    CERTIFICATION.

      Not applicable.

                                     SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                              ENV HOLDINGS LLC



                              by:  Lindsay Goldberg & Bessemer L.P.,
                                   its manager


                                     by:  Lindsay Goldberg & Bessemer G.P. LP.,
                                          its general partner

                                     by:  Lindsay Goldberg & Bessemer GP LLC,
                                          its general partner


                                    /s/  Robert Roriston
                                 ---------------------------------------------
                                 Name:  Robert Roriston
                                 Title: Authorized Signatory

                                     AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock of EnergySolutions, Inc.


      Executed on this 14 of February 2008





                              ENV HOLDINGS LLC



                              by:  Lindsay Goldberg & Bessemer L.P.,
                                   its manager


                                     by:  Lindsay Goldberg & Bessemer G.P. LP.,
                                          its general partner

                                     by:  Lindsay Goldberg & Bessemer GP LLC,
                                          its general partner


                                    /s/  Robert Roriston
                                 ---------------------------------------------
                                 Name:  Robert Roriston
                                 Title: Authorized Signatory